NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219 WESCO International, Inc. Announces Redemption of 6.0% Convertible Senior Debentures due 2029 PITTSBURGH, August 11, 2016/PRNewswire/ — WESCO International, Inc. (NYSE: WCC) (“WESCO”), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, has given notice to holders of its 6.0% Convertible Senior Debentures due 2029 (CUSIP No. 95082P AH8) (the “Debentures”) that it will redeem all of the outstanding Debentures on September 15, 2016 (the “Redemption Date”) at a redemption price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest to, but excluding, the Redemption Date, for a total of $1,030.00 per $1,000 principal amount of Debentures. The aggregate principal amount of the Debentures currently outstanding is $344,804,000. Upon compliance with the terms and conditions of the Debentures and the indenture governing the Debentures, the Debentures may be surrendered for conversion at any time prior to 5:00 p.m., New York City time, on September 14, 2016. The conversion rate in effect as of August 11, 2016 is 34.6433 shares of WESCO’s common stock per $1,000 principal amount of Debentures. WESCO’s notice to holders specifying the terms, conditions and procedures for the redemption and/or conversion is available through The Depository Trust Company and the Trustee, The Bank of New York Mellon. The Bank of New York Mellon, in its capacity as either paying agent for the redemption or conversion agent, can be contacted at The Bank of New York Mellon, Corporate Trust Operations - Redemptions, 111 Sanders Creek Parkway, East Syracuse, NY 13057. This press release does not constitute a notice of redemption of the Debentures. The redemption of the Debentures is made solely pursuant to WESCO’s notice of redemption dated August 11, 2016 and delivered to the registered holders of the Debentures by the trustee with respect to the Debentures. # # # WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2015 annual sales were approximately $7.5 billion. The company employs approximately 9,300 people, maintains relationships with over 25,000 suppliers, and serves over 80,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations. The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the Company's other reports filed with the Securities and Exchange Commission. Contact: Mary Ann Bell, Vice President, Investor Relations WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409